Exhibit 10.21a

April 28, 2005

Via Certified Mail – Return Receipt Requested

Mr. Andy August
August, Eastwood, August
2900 Monroe Avenue
Rochester, NY 14618

RE:	Lease agreement by and between August, Eastwood, August (“Landlord”) and Monro Muffler Brake, Inc. (“Tenant”) for premises situate at 3000 West Henrietta Road, Rochester, NY [MMB #8]

Dear Andy:

Please accept this letter as Monro Muffler Brake, Inc.’s official notification of our intent to renew said lease agreement for the five-year renewal period commencing on December 1, 2005 and expiring November 30, 2010. The rent for said renewal period shall be $3,333.00 per month.

Tenant shall have no renewal options remaining.

Please do not hesitate to contact me at 800-876-6676 ext. 384 if you have any questions relative to the renewal.

Yours truly,

/s/Thomas M. Aspenleiter

Thomas M. Aspenleiter
VP Real Estate

TMA:mc